Exhibit 99.1

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

WENDGUSTA, LLC

FINANCIAL STATEMENTS

DECEMBER 30, 2007

EDWARD VRONA, CPA

CERTIFIED PUBLIC ACCOUNTANTS

240 LONG BEACH ROAD ISLAND PARK, NY 1 1558-1541 TEL: 516-670-9479 FAX: 516-670-9477 E-MAIL: EDWARD@VRONACPA.COM WEBSITE: WWW.VRONACPA.COM	240 WEST 35TH ST. STE 700 NEW YORK, NY 10001 - 2506 TEL: 212-866-3750 FAX: 212-868-3727 E-MAIL: EDWARD@VRONACPA.COM WEBSITE: WWW.VRONACPA.COM

ACCOUNTANTS’ REVIEW REPORT

The Members

Wendgusta, LLC

27 Central Avenue

Cortland, New York 13045

We have reviewed the accompanying statement of assets, liabilities and members’ capital-income tax basis of Wendgusta, LLC as of December 30, 2007 and the related statements of revenues and expenses-income tax basis, members’ capital-income tax basis and cash flows-income tax basis for the initial period from May 16, 2007 to December 30, 2007 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Wendgusta, LLC.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with the income tax basis of accounting, as described in Note 1.

CERTIFIED PUBLIC ACCOUNTANTS

January 21, 2008

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Statement of Assets, Liabilities and Members’ Capital-Income Tax Basis

December 30, 2007

ASSETS
Current assets:
Cash	$1,429,205
Inventories - (Note 1C)	56,570
Prepaid expenses and other current assets	54,881

Total current assets	1,540,656

Property and equipment, net of accumulated depreciation - (Notes 1D and 2)	1,704,554

Other assets:
Goodwill, net of accumulated amortization of $198,554 - (Note 1E)	5,758,073
Loan cost, net of accumulated amortization of $3,703 - (Note 1G)	62,950
Organization and start-up cost, net of accumulated amortization of $6,943 - (Note 1F)	62,483

Total other assets	5,883,506

TOTAL ASSETS	$9,128,716

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Current maturities of long-term debt - (Note 3)	$316,131
Accounts payable and accrued expenses	948,114

Total current liabilities	1,264,245

Long-term debt, less current maturities - (Note 3)	6,834,071

Total liabilities	8,098,316

Commitments and contingencies - (Notes 3, 4, 5 and 6)	—

Members’ capital - (Notes 1A and 5)	1,030,400

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$9,128,716

See accountants’ review report and notes to the financial statements.

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Statement of Revenues and Expenses-Income Tax Basis

For the Initial Period From May 16, 2007 To December 30, 2007

Sales	$6,528,314

Cost of sales	2,105,113

Gross profit	4,423,201

Labor expenses	2,143,779
Store operating and occupancy expenses	1,215,241
General and administrative expenses	281,410
Advertising expenses - (Note 4A)	295,812
Royalty expense - (Note 4A)	261,133
Depreciation and amortization - (Notes 1D, 1E, 1F and 1G)	326,150
Interest expense - (Note 3)	244,068

4,767,593

(344,392)
Loss on restaurant closing	(702,375)

Loss on disposal of assets	(124,274)

Interest income	42,151

Other income	9, 864

Excess of expenses over revenues - (Note 1H)	$(1,119,025)

See accountants’ review report and notes to the financial statements.

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Statement of Members’ Capital - Income Tax Basis

For the Initial Period From May 16, 2007 To December 30, 2007

Members’ capital contributions	$2,189,425

Excess of expenses over revenues for the initial period from May 16, 2007 to December 30, 2007	(1,119,025)

Distributions paid to members	(40,000)

MEMBERS’ CAPITAL, DECEMBER 30, 2007	$1,030,400

See accountants’ review report and notes to the financial statements.

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Statement of Cash Flows-Income Tax Basis

For the Initial Period From May 16, 2007 To December 30, 2007

Cash flows from operating activities:
Excess of expenses over revenues	$(1,119,025)

Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	326,150
Increase in inventories	(56,570)
Decrease (increase) in prepaid expenses and other current assets	(54,881)
Increase (decrease) in accounts payable, accrued expenses and taxes	948,114
Loss on restaurant closing	702,375
Loss on disposal of assets	124,274

Total adjustments	1,989,462

Net cash provided by operating activities	870,437

Cash flows from investing activities:
Capital expenditures, tangible and intangible assets	(8,740,859)

Cash flows from financing activities:
Members contributions	2,189,425
Proceeds from Loan	7,250,000
Repayments of note payable	(99,798)
Members’ distributions	(40,000)

Net cash required by financing activities)	9,299,627

Net increase in cash	1,429,205

Cash, beginning of year	0

Cash, end of year	$1,429,205

Additional Cash Flow Information:

Interest paid during the year	$243,543

See accountants’ review report and notes to the financial statements.

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 30, 2007

Note 1 - Summary of Significant Accounting Policies

(A)	The Company:

Wendgusta, LLC was formed on May 16, 2007 pursuant to the Georgia Limited Liability Company Act to acquire, own and operate eleven existing Wendy’s Old Fashioned Hamburger Restaurants in Augusta and Martinez, Georgia and Aiken and North Augusta, South Carolina. The restaurants, all of which are leased, were acquired from one seller for an aggregate purchase price of $7,650,000, plus various adjustments in the net aggregate amount of approximately $50,000. The Company recorded goodwill in the amount of approximately $6,527,000. The purchase price was financed principally by a $7,250,000 equipment loan from General Electric Capital Corporation, (“GECC”) with the balance provided by capital contributions of the members. The acquisition closed on July 2, 2007. The Company was assigned the eleven leases from four different lessors. (See Notes 2, 3 and 4B).

The Company’s eleven restaurants are located in Augusta at 449 and 1730 Walton Way, 2738 Washington Road, 3342 Wrightsboro Road, 3013 Peach Orchard Road, 3087 Deans Bridge Road, and 430 Belair Road; in Martinez at 3859 Washington Road; in Aiken at 1004 Richland Avenue and 1901 Whiskey Road; and in North Augusta at 1717 Martintown Road. In 2007 the Company closed its Dean Bridge Road restaurant. (See Notes 2 and 4B).

The Company is to continue in perpetuity, except it is to be dissolved as a result of the sale of all business operations or the sale of all or substantially all of its assets, in each of such cases upon the receipt of the consideration therefor in cash or the reduction to cash of non-cash consideration, or upon the occurrence of certain events as set forth in the operating agreement. (See Note 5B).

(B)	Income Tax Basis of Accounting:

The Company is treated as a partnership for federal, Georgia and South Carolina income tax purposes. The accompanying financial statements have been prepared on the basis of accounting used to prepare the Company’s federal partnership return. Such other comprehensive basis of accounting differs in certain respects from generally accepted accounting principles, principally with respect to the length of. estimated useful lives for computing depreciation on fixed assets and amortization of intangibles, as well as the recognition of and requirement to amortize various categories thereof. Accordingly, the accompanying financial statements are not intended to present financial position and results of operations in accordance with generally accepted accounting principles. (See Note 1H).

(C)	Inventories:

Inventories represent food and supplies and are stated at cost.

(D)	Property, Equipment and Depreciation:

Property and equipment are stated at cost. Depreciation is provided by application of the straight-line and declining balance methods over depreciable lives as follows:

Leasehold improvements	15 to 39 years
Restaurant and office equipment	5 to 7 years
Automobile	5 years

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 30, 2007

Note 1 - Summary of Significant Accounting Policies - (continued)

(E)	Goodwill:

Goodwill, representing the excess of the purchase price over the fair value of the assets acquired, is amortized over fifteen years.

(F)	Organizational and Start-Up Costs:

The Company capitalized the costs incurred in the formation of the company. These costs are amortized over 5 years.

(G)	Loan Cost:

The Company capitalized the cost incurred in the formation of the Company. These costs are amortized over 9 years.

(H)	Income Taxes:

The Company was organized as a Limited Liability Company under the laws of Georgia and is not subject to any federal or state income tax. For federal and Georgia income tax purposes, the Company is treated as a partnership. Accordingly, each member is required to report on his federal and applicable state income tax return his distributive share of all items of income, gain, loss, deduction, credit and tax preference of the Company for any taxable year, whether or not any cash distribution has been or will be made to such member.

(I)	Fiscal Year:

The Company’s annual accounting period is a fiscal year ending on the last Sunday of December. Fiscal 2007 comprised 26 weeks.

Note 2 - Property and Equipment

Property and equipment consist of the following:

Restaurant equipment	$974,328
Automobile	7,415
Leasehold improvements	825,676
Land improvements	14,085

Total	1,821,504
Less: Accumulated depreciation	116,950

Property and equipment, net	$1,704,554

In 2007 the Company closed its Deans Bridge Road restaurant and realized a net loss of $702,375.

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 30, 2007

Note 3 - Acquisition Debt

The Company borrowed $7,250,000 from GECC, secured by all of the Company’s assets, including equipment, lease and franchise assignments, inventory and intangibles. The note bears interest at the ten-year U.S. dollar interest swap rate in effect on June 30, 2007, plus 2.4%. The rate is fixed for the nine-year term of the note. Blended payments of interest and principal required to fully amortize the loan over 13.5 years are due monthly through June 1, 2016, followed by a balloon payment of approximately $3,383,899 on August 1, 2017. The note may be prepaid in full, subject to a formula-based penalty. The loan agreement requires compliance with various financial and other covenants. At December 30, 2007, the Company was in full compliance with all the terms of the note and related loan and security agreements.

The aggregate annual principal amounts required on the note through maturity are as follows: 2008: $316,131; 2009: $342,880; 2010: $371,893; 2011: $403,360; 2012: $437,491; 2013: $474,509; 2014: $514,659; 2015: $558,206; and 2016: $3,731,073.

Note 4 - Commitments and Contingencies

(A)	Franchise Agreement Commitments:

The Company is the franchisee for the eleven Wendy’s restaurants it owns and operates. The franchise agreements obligate the Company to pay to Wendy’s International a monthly royalty equal to 4% of the gross sales of each restaurant, or $250, whichever is greater. The Company must also pay to Wendy’s National Advertising Program 3% of the gross sales and spend not less than 1% of the gross sales of each restaurant for local and regional advertising.

(B)	Minimum Operating Lease Commitments:

All of the leases were assigned to the Company on July 2, 2007 from four different lessors, encompassing two groups - six and three restaurants, respectively, from two of the lessors, with single locations leased from each of the other two.

The leases in the group of six provide for cross defaults with any other lease in the group. Of those six, four leases require the Company to make capital expenditures by the end of fiscal 2009 of approximately $180,000 for each location, and stipulate aggregate improvements for the four stores of $720,000.

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 30, 2007

Note 4 - Commitments and Contingencies - (continued)

(B)	Minimum Operating Lease Commitments - (continued):

The leases for the four restaurants referred to above are for the following locations: 1730 Walton Way and 3013 Peach Orchard Road, both in Augusta, and 1717 Martintown Road, North Augusta and 1901 Whiskey Road, Aiken. Upon the assignment of these leases, the primary term of each was extended through November 6, 2021 with one five-year renewal option requiring ninety days prior written notice. The base annual rents for these restaurants, which apply to the primary and renewal terms of the leases, are: $96,780, $86,160, $87,780 and $96,780, respectively. Percentage rent at 7% in excess of the following floor amounts are also required: $768,937, $744,784, $746,181 and $960,000, respectively. Each of these leases require the Company to pay all realty taxes, common charges, utilities, repairs, maintenance and insurance costs. The Company has a limited right of first refusal to purchase the premises, subject to certain conditions.

The leases for the other two restaurants in this group are for locations at 3859 Washington Road, Martinez and 1004 Richland Avenue, Aiken. These leases have substantially the same terms as the four discussed above except they all expire on November 6, 2016 without renewal option and there is no significant capital expenditure requirement, other than that necessary to comply with the franchisor’s image and maintenance guidelines. The basic rent and 7% percentage rent floor amounts are $84,120 and $90,480, and $860,000 and $752,048, respectively. The Company is responsible for the same tax and operating costs as apply to the other four restaurants in this group. A default on any lease in the group constitutes a default for all six restaurants.

Two restaurants in the group of three leased from a second lessor provide for an increase in the percentage rent floor proportionate to the ratio the amount of capital improvements made over a three-year period through October 31, 2007 bear to the targeted amount of $100,000. The amount of such adjustment is being determined.

The restaurants in the group of three are all located in Augusta at 2738 Washington Road, 2007 Deans Bridge Road and 3342 Wrightsboro Road. The expiration and renewal terms of these leases are identical. Each is in its first extended term, which expires October 31, 2009, with three five-year renewal terms requiring 150 days prior written notice. The last such term expires October 31, 2024. Basic annual rent for these restaurants is $71,573, $73,069 and $68,581, respectively. Percentage rent at 5% in excess of $900,000 is payable for the Washington Road and Deans Bridge Road stores, subject to a formula-based increase as discussed in the preceding paragraph. The specified period for capital expenditures ended October 31, 2007, with documentation required by December 15, 2007. The maximum increase in the percentage rent floors is $292,733 and $298,899, respectively, which increase is reduced by the ratio of actual capital expenditures made in the three-year period to $100,000. The Wrightsboro lease provides for 5% percentage rent on annual sales in excess of $687,458. Each lease requires the Company to pay all real estate taxes, utilities, repairs, maintenance and insurance costs. Two restaurants in the group of three leased from a second lessor provide for an increase in

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 30, 2007

Note 4 - Commitments and Contingencies - (continued)

(B)	Minimum Operating Lease Commitments - (continued):

the percentage rent floor proportionate to the ratio the amount of capital improvements made over a three-year period through October 31, 2007 bear to the targeted amount of $100,000. The amount of such adjustment is being determined. In 2007 the Company closed the Deans Bridge restaurant. (See Notes 1 and 2).

The Company leases the Augusta restaurant at 449 Walton Way from a third lessor. The second of three renewal options has been elected, expiring February 8, 2013; one additional five-year extension option remains, requiring 240 days prior written notice. Rent is $96,600 for all renewal periods. Percentage rent at 6% in excess of the base minimum is required. The lease requires the Company to pay all realty taxes, common charges, utilities, repairs, maintenance and insurance costs. The Company has a twenty-day right of first refusal to match a bona-fide third party purchase offer for the restaurant.

The Company leases the Augusta restaurant at 430 Belair Road from a fourth lessor. The primary term of the lease expires December 7, 2025, with two five-year renewal options. Base annual rent is $143,397 and increases by 1.5% cumulatively for every year of the lease, including renewals. There is no percentage rent. The lease requires the Company to pay all realty taxes, utilities, repairs, maintenance and insurance costs. The Company has a ten-day right of first refusal to match a bona-fide third party purchase offer for the restaurant; such right is subordinate to the first refusal right of the franchisor, which applies to all Wendy’s franchised restaurants.

Rent expense for all of the leases was $605,657 in 2007, of which $111,468 was for percentage rent.

(C)	Financial and Operational Advisory Services Agreement:

At the closing, the Company entered into a financial and operational advisory services agreement with its two managing members and another individual. The agreement provides for these three individuals to: (i) consult with and advise the Company on applicable financial and/or operational matters; and (ii) if required by the Company’s debt, lease or franchise agreements, to which they are signatories, to remain ready, willing and able to maintain such status for the benefit of the Company, except where such guarantees are not needed; and (iii) remain able to provide such additional personal guarantees as, within their sole discretion, may reasonably be necessary to maintain the business of the Company. The aggregate monthly fee under this agreement is $5,500. The initial term ends December 31, 2010 and is automatically renewable annually thereafter, as long as the Company remains in business, at not less than the then current fee. The agreement also provides for the reimbursement of reasonable expenses incurred by the individuals in fulfilling their duties. Fees paid pursuant to this agreement aggregated $33,000 in 2007.

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 30, 2007

Note 5 - Capitalization and Operating Agreement

(A)	Capitalization:

The Company’s initial capitalization consisted of 800 units, of which 24 and 21 were sold to two managing members at $25 per unit, or $1,125 in the aggregate, and 80 units were sold to the third managing member at $125 per unit, or $10,000 in the aggregate. Of the remaining 675 units, 192 were sold at $25 per unit, or $4,800 in the aggregate, and 483 units were sold at per unit contributions of $4,500 totaling $2,173,500. All contributions totaled $2,189,425. (See Note 5B).

(B)	Operating Agreement:

All purchasers of membership interests are parties to the Company’s operating agreement which provides for the capitalization and operation of the Company, distributions to members and transfers of interests. Members’ consents representing 75% of all membership interests are required for the following actions: Change in the operating agreement; voluntary dissolution; sale or exchange of substantially all assets; merger or consolidation; incurrence of debt or refinancing other than in the ordinary course of business or in connection with entering new or unrelated businesses; and removal of a manager, for cause. Members are not required to make up negative capital accounts. Distributions either from cash flow generated by operations or capital transactions (as defined) other than capital contributions are made at the sole discretion of the managers, acting unanimously. Managers are elected by the members. Outside liens against membership interests are prohibited. For permitted transfers of membership interests, book value is equal to assets less liabilities using the income tax method/accrual basis of accounting, except for transfers involving the interest owned by the Company’s President, in which case a special valuation adjustment is required through July 1, 2012.

Members wishing to sell their interests shall submit their request in writing, together with appropriate documentation setting forth the terms of such sale, to the managing members, who within thirty days and at their sole discretion, shall approve or disapprove of such sale. If not approved, the managing members within fourteen additional days may elect to have the Company purchase the offered units at the stated terms. Such action by the managing members is to be by simple majority. If the managing members determine that the offered interests are not to be redeemed by the Company, then the interests shall be offered to the remaining members of the Company, pro-rata at the same offered terms, who will have 14 additional days to purchase the offered shares. If the interests are not purchased by the members, then they may be sold to the third-party purchaser at the offered terms. Membership interests may also be transferred to family members or trusts or by reason of death or incompetence.

VRONA, VAN SCHUYLER & HESTER CPAs, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 30, 2007

Note 5 - Capitalization and Operating Agreement - (continued)

(B)	Operating Agreement - (continued):

In the event of a termination of a member’s interest by death, retirement, resignation, expulsion, bankruptcy, incompetence, or in the case of a member that is not a natural person - dissolution, the Company must be dissolved unless it is continued by the consent of all the remaining members. Non-consenting members are deemed to offer and authorized representatives or trustees of deceased or bankrupt members may offer the applicable membership interest, first to the Company, and then to the consenting (continuing) members. In such case, the offered interests must be purchased by either the Company or one or more of the consenting members. Such purchases, unless made by the Company, are to be made pro-rata to the existing interests of purchasing members, unless they agree otherwise or there is only one purchasing member.

In any event, all offered interests of non-consenting members or by the estate, trustee, etc. of deceased or bankrupt members, etc. must be purchased by the Company or one or more consenting members or the Company must be dissolved and liquidated.

Note 6 - Related Party Transactions

In 2007 the Company paid two of its three managing members and a third individual a total of $33,000 pursuant to a financial and operational advisory services agreement.